Exhibit 12

Issuer Agreement

June 22, 2026

AST SpaceMobile, Inc.

AST & Science, LLC

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

Ladies and Gentlemen:

Reference is made to (i) the Master Confirmation, dated as of June 22, 2026, regarding prepaid variable share forward transactions between AA Gables 2, LLC (the “Counterparty”) and Citibank, N.A. (“Pledgee”), as may be amended, modified or supplemented from time to time, together with any supplemental confirmations and trade notifications thereunder (the “Confirmation”), (ii) the Collateral Account Control Agreement, dated as of June 22, 2026, among Pledgee, Counterparty and Citigroup Global Markets Inc., as collateral custodian (the “Custodian”), as may be amended, modified or supplemented from time to time (the “Account Control Agreement,” together with the Confirmation, the “Transaction Documents”), (iii) the Fifth Amended and Restated Limited Liability Company Operating Agreement of AST & Science, LLC, dated as of April 6, 2021, as may be amended, modified or supplemented from time to time (the “LLC Agreement”), by and among AST SpaceMobile, Inc. (the “Issuer”), AST & Science, LLC (the “Company”) and the holders from time to time of the Company’s Units listed on the signature pages to the LLC Agreement as “Members”, (iv) the Second Amended and Restated Certificate of Incorporation of the Issuer as may be amended, modified or supplemented from time to time (the “Issuer Charter”) and (v) the Bylaws of the Issuer as may be amended, modified or supplemented from time to time (the “Issuer Bylaws” and, together with the Issuer Charter, the “Issuer Organizational Documents”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the LLC Agreement.

Pursuant to the terms of the Transaction Documents, as security for Counterparty’s obligations to Pledgee under the Transaction Documents, the Counterparty will pledge to Pledgee (i) 2,500,000 common units (the “Common Units”) of the Company owned by the Counterparty (the “Pledged Common Units”), and (ii) any shares of Class A common stock, par value $0.0001 per share, of the Issuer (the “Class A Common Stock”) issued upon Redemption or Direct Exchange of Pledged Common Units (together with the Pledged Common Units, the “Pledged Collateral”) to secure the Counterparty’s obligations under the Transaction Documents.

Undertakings of the Issuer

1. The Issuer, in its capacity as issuer of the Class A Common Stock and Class C common stock, par value $0.0001 per share, of the Issuer (the “Class C Common Stock”) and as Managing Member of the Company, as the context requires:

(a)	Confirms that (i) the transactions contemplated by the Transaction Documents, the performance of Counterparty’s obligations thereunder (including pledging of the Pledged Collateral) and any exercise of rights and remedies with respect thereto (the “Transactions”), in each case, in accordance with the terms of the Transaction Documents do not violate (u) the Issuer Organizational Documents, (w) the LLC Agreement, (x) the Amended and Restated Stockholders’ Agreement, dated as of June 5, 2024, by and among the Issuer and the other parties from time to time party thereto, as may be amended, modified or supplemented from time to time (the “Stockholders Agreement”), (y) any other agreement to which the Issuer is a party or (z) any trading or corporate policy of the Issuer applicable to the Counterparty or any Affiliate of the Counterparty, (ii) the pledging of the Pledged Collateral (prior to any foreclosure thereof) in accordance with the terms of the Transaction Documents does not constitute an impermissible “transfer” as such term is used in the Issuer Charter or a “Transfer” as defined in the LLC Agreement and (iii) it has no objection to the Transactions.

(b)	Acknowledges that (x) as of the date hereof, the Issuer does not, and (y) the Issuer would not, absent a change in law or securities rules, regulations or official interpretations after the date hereof, based solely on account of Pledgee’s rights and remedies under the Transaction Documents following the occurrence of an “Event of Default” (as defined in the Transaction Documents) or other exercise of rights and remedies pursuant to the Transaction Documents, consider Pledgee or the Custodian to be an “affiliate” of the Issuer (within the meaning of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”)).

(c)	Shall not take any actions that are intended to hinder or delay the exercise of any rights and remedies with respect to the Pledged Collateral by Pledgee or Custodian under the Transaction Documents. Other than as set forth herein, the Issuer shall not require any opinions of counsel or other documents in connection with any sale or transfer of Pledged Collateral in connection with the exercise of any such rights and remedies or in connection with the physical settlement of one or more “Transactions” (as defined in the Confirmation) under the Transaction Documents in accordance with Section 2(j) hereof. To the extent reasonably requested by Pledgee or Custodian, the Issuer shall cooperate in good faith with the Pledgee and/or Custodian in any transfer of Pledged Collateral made pursuant to any exercise by Pledgee or Custodian of the rights and remedies under the Transaction Documents.

(d)	Confirms that each of Pledgee and Custodian is entitled to submit Written Instructions (as defined below) and to exercise the Redemption Right at any time after the occurrence of an “Event of Default” or “Termination Event” (each as defined in the Transaction Documents) under the Transaction Documents or, prior to the occurrence of an “Event of Default” or “Termination Event”, in connection with the physical settlement of one or more “Transactions” (as defined in the Transaction Documents) under the Transaction Documents in accordance with Section 2(j) hereof.

(e)	Without limiting the foregoing, the Issuer shall not acknowledge or give effect to any transfer restriction on the Pledged Collateral, other than Existing Transfer Restrictions (as defined below), notwithstanding any notice to the contrary by the Counterparty or any other person, and the Issuer shall not take any action that would result in the creation or existence of any transfer restriction on the Pledged Collateral, other than Existing Transfer Restrictions.

As used herein, “Existing Transfer Restrictions” means transfer restrictions on the Pledged Collateral (i) pursuant to Article 10 of the LLC Agreement (as modified by this Issuer Agreement), (ii) on account of the fact that the Counterparty is an “affiliate” of the Issuer or the Company within the meaning of Rule 144, and (iii) on account of the fact that the Pledged Collateral are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than April 6, 2021.

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(f)	Confirms that, when issued upon any Redemption or Direct Exchange, the shares of Class A Common Stock issued in exchange for the Pledged Common Units will be validly issued, fully paid and non-assessable.

(g)	Confirms that upon Redemption or Direct Exchange of any Pledged Common Units, an equivalent number of shares of Class C Common Stock will be automatically and without further action on the part of the holder thereof, the Pledgee or the Custodian be transferred to the Issuer for no consideration in accordance with Section 6.3 of the Issuer Charter in effect on the date hereof.

(h)	Notwithstanding anything to the contrary in the LLC Agreement (including, without limitation, the three to ten Business Day period referred to in Section 11.1.1 of the LLC Agreement), agrees that, with respect to any shares of Class A Common Stock issued upon a Redemption or Direct Exchange of Pledged Common Units, it shall cause such shares to be deposited in the facilities of The Depository Trust Company (“DTC”) (without any restrictive legends or stop transfer orders, and without any deduction, setoff or withholding) not later than 5:00 p.m. New York City time on the third Business Day immediately following the date on which the Company has received the related Pledgee Redemption Notice and shall instruct DTC to credit such shares as directed by Pledgee or Custodian in such Pledgee Redemption Notice.

(i)	Agrees not to resign as Managing Member of the Company unless a successor shall have been appointed in accordance with the LLC Agreement and such successor shall have agreed, to assume the undertakings of Issuer contained herein.

(j)	Agrees that Share Settlement shall be applicable, and it shall not have any right to elect Cash Settlement in connection with any Redemption or Direct Exchange of the Pledged Common Units.

(k)	Agrees to comply with its obligations under the LLC Agreement, as modified by this Issuer Agreement, and to reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange of the Pledged Common Units, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange of all Pledged Common Units.

(l)	Acknowledges, represents and warrants that, as of the date of this Issuer Agreement, subject to the terms of the LLC Agreement, the Pledged Common Units are currently redeemable by the Counterparty for Class A Common Stock on a one (1) for one (1) basis (the “Exchange Ratio”). The Issuer agrees to provide Pledgee and Custodian, from time to time, promptly upon Pledgee’s or Custodian’s request, confirmation of the then-current Exchange Ratio.

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(m)	Agrees that, in connection with any Transfer of Pledged Common Units in connection with an exercise of Pledgee’s rights and remedies under the Transaction Documents, if Pledgee or Custodian delivers to the Company a Written Instruction instructing it to give effect to any Transfer of Pledged Common Units, then, notwithstanding anything to the contrary in the LLC Agreement and without any further condition set forth in the LLC Agreement or otherwise, no consent of the Issuer shall be required under Section 8.5 or Section 10.2.1 of the LLC Agreement with respect to such Transfer.

(n)	[Reserved.]

(o)	Approves the pledge of the Pledged Common Units pursuant to the Transaction Documents for purposes of the LLC Agreement (including pursuant to Section 10.4 of the LLC Agreement, the conditions of which are deemed to be satisfied in respect of the pledge of the Pledged Common Units), and does not object to and will not dispute the conclusion that none of Section 8.5, Section 10.2 or Section 10.3 of the LLC Agreement, or any other provision of the LLC Agreement, shall apply to such pledge prior to any Transfer of Pledged Common Units in connection with an exercise of rights and remedies under the Transaction Documents (it being agreed and acknowledged that neither a Redemption nor a Direct Exchange is an impermissible “Transfer” for purposes of the LLC Agreement), and, without limiting the generality of the foregoing, does not object to and will not dispute the conclusion that none of Pledgee, the Custodian or any of their respective affiliates shall be a “Transferee” for purposes of the LLC Agreement by virtue of such pledge, and shall not become, be required to become, or be deemed to be, a Member of the Company by virtue of or in connection with such pledge, in each case except to the extent the Pledged Common Units are Transferred to such entities in connection with an exercise of rights and remedies under the Transaction Documents.

(p)	Confirms that, as of the date of this Issuer Agreement, (x) Counterparty is the sole and lawful owner of the Pledged Collateral, and (y) it has not consented to or registered any lien, pledge or security interest encumbering the Pledged Collateral on its or the Company’s books and records, and agrees that, until such time as Pledgee or the Custodian provides notice to the Issuer that the Pledgee has released the pledge under the Transaction Documents, it shall not consent to or register on its or the Company’s books and records any transfer, assignment, conveyance, lien, pledge or security interest on the Pledged Common Units without the prior written consent of Pledgee and the Custodian. The Issuer hereby further acknowledges and confirms to Pledgee and the Custodian that neither the Issuer nor the Company has any current claim under the LLC Agreement against: (i) any of the Pledged Collateral or (ii) any of the Class A Common Stock that would be issuable in connection with any exercise of the Redemption Right with respect to any or all Pledged Common Units. The Issuer hereby represents and warrants to Pledgee and the Custodian that the Issuer is unaware of any requirement existing on the date of this Issuer Agreement, pursuant to the LLC Agreement or otherwise, for any amount to be withheld from or set-off against any Class A Common Stock that would be issuable in respect the Pledged Common Units upon exercise of the Redemption Right with respect to any of the Pledged Common Units.

(q)	Does not object to and will not dispute the conclusion that the exercise of the Redemption Right in connection with the Transactions and pursuant to this Issuer Agreement shall not be subject to the conditions set forth in Section 11.1.6 of the LLC Agreement or Sections 11.1.1.1 or 11.4.3.1 of the LLC Agreement as related to any liens on the Redeemed Units arising from the Transaction Documents.

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(r)	Agrees not to deduct or withhold any amounts pursuant to Section 6.4 of the LLC Agreement in respect of the Pledged Common Units or from the Class A Common Stock delivered upon exercise of the Redemption Right with respect to the Pledged Common Units.

Undertakings of the Company and the Issuer (in its capacity as Managing Member of the Company)

2.	The Company and the Issuer, in its capacity as Managing Member of the Company:

	(a)	Confirms that (i) the Transactions, including the pledging of the Pledged Common Units and the exercise of rights and remedies with respect thereto, in each case, in accordance with the terms of the Transaction Documents do not violate (x) the LLC Agreement, (y) any other agreement to which the Company is a party, or (z) any trading or corporate policy of the Issuer and its subsidiaries, including the Company applicable to the Counterparty or any Affiliate of the Counterparty, (ii) the pledging of the Pledged Collateral (prior to any foreclosure thereof) in accordance with the terms of the Transaction Documents does not constitute a “transfer” in violation of the Issuer Charter, as such term is used in the Issuer Charter, or a “Transfer” in violation of the LLC Agreement, as such term is defined in the LLC Agreement and (iii) it has no objection to the Transactions.

(b)	Shall not take any actions that are intended to hinder or delay the exercise of any rights and remedies with respect to the Pledged Collateral by Pledgee or Custodian under the Transaction Documents. Other than as set forth herein, the Company shall not require any opinions of counsel or other documents in connection with any sale or transfer of Pledged Collateral in connection with the exercise of any such rights and remedies or in connection with the physical settlement of one or more “Transactions” (as defined in the Confirmation) under the Transaction Documents in accordance with Section 2(j) hereof. To the extent reasonably requested by Pledgee or Custodian, the Company will cooperate in good faith with the Pledgee and/or Custodian in any transfer of Pledged Collateral made pursuant to any exercise by Pledgee or Custodian of the rights and remedies under the Transaction Documents.

(c)	Without limiting the foregoing, the Company shall not acknowledge or give effect to any transfer restriction on the Pledged Collateral, other than Existing Transfer Restrictions, notwithstanding any notice to the contrary by the Counterparty or any other person, and the Company shall not take any action that would result in the creation or existence of any transfer restriction on the Pledged Collateral, other than Existing Transfer Restrictions.

(d)	Agrees to pay any and all cash dividends and distributions on the Pledged Common Units (other than Tax Distributions (as defined in the LLC Agreement), which the Issuer may pay to the Counterparty, and which the Counterparty may retain and/or distribute to its equityholders, from time to time in accordance with the LLC Agreement) directly to the Custodian at account no. [_____] or as otherwise instructed to the Company by the Custodian.

(e)	Agrees to take such actions as are required to enable the Issuer to comply with Section 1 above.

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(f)	(i) Agrees (and the Counterparty hereby irrevocably instructs the Company) to comply promptly with Written Instructions (as defined below) with respect to the Pledged Common Units, including any transfer of Pledged Common Units to or as directed by Pledgee or Custodian and/or the exercise of the Redemption Right and matters directly relating to any of the foregoing (the “Specified Matters”), in each case without further instruction or consent from Counterparty (regardless of whether Pledgee or the Custodian provides such instruction on behalf of the Counterparty or on behalf of Pledgee) and not to comply with any instructions relating to a Specified Matter given by the Counterparty with respect to the Pledged Common Units unless accompanied by a consent of Pledgee; provided that, for the avoidance of doubt, Pledgee hereby confirms and agrees for the benefit of the Company, at all times prior to the exercise of rights and remedies under the Transaction Documents following the occurrence of an “Event of Default” or “Termination Event” (each as defined in the Transaction Documents) under the Transaction Documents or, prior to the occurrence of an “Event of Default” or “Termination Event”, in connection with the physical settlement of one or more “Transactions” (as defined in the Transaction Documents) under the Transaction Documents in accordance with Section 2(j) hereof, the Counterparty shall be entitled to exercise voting rights and receive dividends and distributions (subject to Section 2(d) hereof) with respect to such Pledged Common Units, grant waivers, deliver consents and/or approve amendments under each of the LLC Agreement, the Registration Rights Agreement and the Stockholders Agreement and neither the Pledgee nor the Custodian shall exercise (or attempt to exercise) any such rights unless and until all right, title and interest in such Pledged Common Units has been Transferred to Pledgee and Custodian in connection with such exercise of rights and remedies.

(ii)	For purposes of this Issuer Agreement, “Written Instructions” means written instructions related to any Specified Matter delivered to the Company by Pledgee or Custodian in the manner specified in Section 5. If Pledgee or Custodian shall provide any Written Instruction that states that such Written Instruction is given on behalf of the Counterparty or is intended to represent the exercise of any right of the Counterparty with respect to any Specified Matter (including the Counterparty’s Redemption Right), such Written Instruction shall conclusively be determined to have been given pursuant to this Section 2(f) and shall be subject only to the conditions that are applicable to the exercise of such right in the name of the Counterparty under the LLC Agreement (as modified by this Issuer Agreement) or are otherwise required under this Section 2(f). Notwithstanding any change to any provision of the LLC Agreement after the date hereof, Pledgee and/or Custodian shall have the right to exercise any right of the Counterparty with respect to any Specified Matter (including the Counterparty’s Redemption Right) as such right exists under the LLC Agreement (as modified by this Issuer Agreement) on the date hereof, without any additional restriction, limitation or condition. The provisions of this Section 2(f) shall continue until such time as Pledgee notifies the Company in the manner specified in Section 5 that the provisions of this Section 2(f) are terminated.

(g)	Agrees that (and Counterparty hereby confirms its agreement that), notwithstanding anything to the contrary in the books and records of the Company or any transfer agent, no right of Counterparty in respect of its Pledged Common Units may be transferred, including by way of assignment, other than as directed by Pledgee or Custodian pursuant to this Issuer Agreement, and any attempted transfer in violation of this provision shall be null and void ab initio.

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(h)	Confirms that the Pledged Common Units have been validly issued.

(i)	Agrees that it will not amend, modify, supplement or waive any term or provision of the LLC Agreement in a manner that could be reasonably expected to have a materially adverse effect on Pledgee’s hedging positions with respect to any Transaction or Pledgee’s ability to hedge its credit exposure or any economic, trading, or any other type of risk under any Transaction.

(j)	Agrees that, in connection with any Transfer of Pledged Common Units in connection with an exercise of rights and remedies under the Transaction Documents, if Pledgee or Custodian delivers to the Company a Written Instruction instructing it to give effect to a Redemption of any Pledged Common Units (whether in its own name or in the name of the Counterparty) by delivering to the Company written notice, executed by a duly authorized signatory of Pledgee or Custodian, in the form attached hereto as Exhibit A (a “Pledgee Redemption Notice”), then, notwithstanding anything to the contrary in the LLC Agreement and without any further condition set forth in the LLC Agreement or otherwise and without further consent of the Counterparty or any other person, but subject to compliance by Pledgee with its undertakings hereunder:

(i)	Share Settlement shall be applicable, and the Issuer shall not have any right to elect Cash Settlement in connection with such Redemption or Direct Exchange;

(ii)	Sections 6.4, 8.5, 10.2, 10.3 and 11.1.6 of the LLC Agreement shall not apply to such Redemption, and the notice period set forth in Section 11.1.1 of the LLC Agreement shall not be applicable;

(iii)	the Company and the Issuer shall deliver or cause to be delivered the related shares of Class A Common Stock without any other condition of any kind, other than as set forth herein.

(k)	Approves the pledge of the Pledged Common Units pursuant to the Transaction Documents for purposes of the LLC Agreement, and does not object to and will not dispute the conclusion that none of Section 8.5, Section 10.2 or Section 10.3 of the LLC Agreement, or any other provision of the LLC Agreement (including Section 10.4 of the LLC Agreement, the conditions of which are hereby waived in respect of the pledge of the Pledged Common Units), shall apply to such pledge prior to any Transfer of Pledged Common Units in connection with an exercise of rights and remedies under the Transaction Documents (it being agreed and acknowledged that neither a Redemption nor a Direct Exchange is an impermissible “Transfer” for purposes of the LLC Agreement), and, without limiting the generality of the foregoing, does not object to and will not dispute the conclusion that none of Pledgee, Custodian or any of their respective affiliates shall be a “Transferee” for purposes of the LLC Agreement by virtue of such pledge, and shall not become, be required to become, or be deemed to be, a Member of the Company by virtue of or in connection with such pledge, in each case except to the extent the Pledged Common Units are Transferred to such entities in connection with an exercise of rights and remedies under the Transaction Documents.

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(l)	Does not object to and will not dispute the conclusion that the exercise of the Redemption Right in connection with the Transactions and pursuant to this Issuer Agreement shall not be subject to the conditions set forth in Section 11.1.6 of the LLC Agreement (and, as a result, shall not exercise any rights under such Section) or Sections 11.1.1.1 or 11.4.3.1 of the LLC Agreement as related to any liens on the Redeemed Units as set forth in the Transaction Documents.

(m)	Agrees not to deduct or withhold any amounts pursuant to Section 6.4 of the LLC Agreement in respect of the Pledged Common Units or from the Class A Common Stock delivered upon exercise of the Redemption Right with respect to the Pledged Common Units.

(n)	Agrees to treat Counterparty (or its regarded owner if Counterparty is disregarded for applicable tax purposes) as the beneficial owner of any Pledged Collateral for U.S. federal or applicable state and local income tax purposes unless Pledgee exercises its rights and remedies with respect to such Pledged Collateral under the Transaction Documents and transfers such Pledged Collateral to itself.

Undertakings of Pledgee

3. Pledgee hereby acknowledges and agrees with the Company and the Issuer that any shares of Class A Common Stock issued upon Redemption or Direct Exchange of Pledged Common Units will not have been registered under the Securities Act or any applicable state securities laws but will not be “restricted securities” within the meaning of Rule 144 provided that Pledgee or its affiliate has introduced into the public market a number of shares of Class A Common Stock equal to the maximum number of shares of Class A Common Stock to which the Transactions relate in compliance with paragraphs (f) and (g) of Rule 144, as set forth in the interpretive letters under Rule 144. Pledgee hereby agrees to promptly introduce into the public market a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock to which the Transactions relate in compliance with paragraphs (f) and (g) of Rule 144, as set forth in the interpretive letters under Rule 144. Pledgee further agrees to use any share of Class A Common Stock that is issued upon a Redemption or Direct Exchange in connection with a “Physical Settlement” of a “Transaction” (each as defined in the Transaction Documents) only to close out short positions created in connection with its compliance with the interpretive letters under Rule 144.

Undertakings of the Counterparty

4.	The Counterparty:

	(a)	Makes the instructions to the Company and the Issuer specified in Sections 1 and 2 as being made by the Counterparty and shall not revoke such instructions or take any action intended to induce the Company or the Issuer to take any action inconsistent with such instructions.

(b)	Agrees that it shall promptly (and in any event within ten business days) forward to Pledgee any written notice it receives from the Issuer or the Company relating to the Pledged Common Units under the LLC Agreement.

(c)	Agrees to take any administrative action reasonably requested by Pledgee that is necessary to allow the Company and the Issuer to comply with their respective obligations hereunder, as applicable (including, by way of example, executing any documentation as the beneficial owner necessary to reflect the exchange of Pledged Common Units for Class A Common Stock or any customary documentation reasonably requested by the transfer agent for the Company, Continental Stock Transfer & Trust Company (the “Transfer Agent”)); provided that any such request shall comply with the requirements of this Issuer Agreement.

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(d)	Consents to the provisions of Sections 1 and 2 and acknowledges Pledgee’s undertakings set forth in Section 3.

(e)	Agrees that it shall provide prompt written notice to Pledgee of its receipt from the Company or the Issuer of notice of any amendment to the LLC Agreement or Stockholders Agreement (provided that, to the extent any such amendment is made publicly available by the Issuer in a Current Report on Form 8-K or other report publicly filed with the Securities and Exchange Commission, the Pledgee shall be deemed to have provided such notice).

(f)	Represents that it is a US person, as defined in Section 7701 of the Internal Revenue Code of 1986, as amended, and agrees that it will maintain such status for the duration of this Issuer Agreement.

(g)	Agrees that it will provide to the Company an executed Internal Revenue Service (“IRS”) Form W-9 upon request as well as promptly in the event any such IRS Form W-9 previously provided becomes inaccurate or obsolete.

(h)	Agrees to treat Counterparty (or its regarded owner if Counterparty is disregarded for applicable tax purposes) as the beneficial owner of any Pledged Collateral for U.S. federal or applicable state and local income tax purposes unless Pledgee exercises its rights and remedies with respect to such Pledged Collateral under the Transaction Documents and transfers such Pledged Collateral to itself.

Miscellaneous

5. Except as otherwise provided herein, any notice to any party under this Issuer Agreement shall be deemed received by such party at the time when such notice shall have been transmitted by electronic mail to (A) in the case of the Company or the Issuer, Midland International Air & Space Port, 2901 Enterprise Lane Midland, Texas 79706, (B) in the case of the Counterparty, AA Gables 2, LLC, Midland International Air & Space Port, 2901 Enterprise Lane Midland, Texas 79706, Attn: Abel Avellan, (C) in the case of the Pledgee, Citibank, N.A., 388 Greenwich Street, New York, NY 10013, Attention: Equity Derivatives, Email: eric.natelson@citi.com, theodore.finkelstein@citi.com, eq.us.corporates.middle.office@citi.com and (D) in the case of the Custodian, Citibank, N.A., 388 Greenwich Street, 3rd Floor, New York, NY 10013, Attention: Sean Montgomery – Equity Derivatives Operations, Email: sean.montgomery@citi.com. The parties may change such addresses by notifying the other parties of such change by electronic mail transmitted to the addresses set forth above (or such other address as to which notice has been given pursuant to the preceding sentence).

Any notice to the Transfer Agent under this Issuer Agreement shall be given as follows:

Continental Stock Transfer & Trust Company

Attn: Michael Mullings, COO

1 State Street, 30th Floor

New York City, NY 10004

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6. This Issuer Agreement and the Transaction Documents shall embody the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. In the event of any inconsistency or contradiction of any provision of this Issuer Agreement with any of the LLC Agreement or the Issuer Organizational Documents, this Issuer Agreement shall prevail.

7. Except as set forth above, no alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless it is set forth in writing and signed by a duly authorized representative of each party. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect.

8. This Issuer Agreement shall not create or be construed as creating rights enforceable by any person or entity not a party hereto. No party to this Issuer Agreement is or shall be construed to be a fiduciary of any other party hereto. Except as set forth herein, each party shall have no duties or liabilities to the other party, its affiliates or any other person by virtue of this Issuer Agreement.

9. This Issuer Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof that would defer to or result in the application of laws of another jurisdiction.

10. Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, the City of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Issuer Agreement, or the transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Issuer Agreement or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the address of such party set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

11. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ISSUER AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

12. This Issuer Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Issuer Agreement by facsimile or other electronic transmission (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. No provision of this Issuer Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.

13. To the extent there is any amendment, modification or supplement to any Transaction Document or an event that might constitute a material change in law, any of the Counterparty or the Pledgee may request the parties hereto to reconfirm (which may be by email) their respective rights and obligations in this Issuer Agreement after giving effect to such amendment, modification or supplement or potential material change in law.

14. The provisions, acknowledgments and undertakings of this Issuer Agreement shall inure to the benefit of Pledgee and its successors and assigns permitted under the Transaction Documents.

15. The Transfer Agent shall be a third-party beneficiary of this Issuer Agreement and any certificates, opinions or other documents delivered hereunder.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Issuer Agreement shall become a binding agreement between us.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Name:	Eric Natelson
Title:	Authorized Signatory

[Signature Page to Issuer Agreement]

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Accepted and agreed:

AST SPACEMOBILE, INC.

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	EVP, CFO & CLO

AST & SCIENCE, LLC

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	EVP, CFO & CLO

AA GABLES 2, LLC

/s/ Abel Avellan
Name:	Abel Avellan
Title:	Managing Member

[Signature Page to Issuer Agreement]

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Exhibit A

PLEDGEE REDEMPTION NOTICE1

AST & Science, LLC

c/o AST SpaceMobile, Inc.

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

[Date]

Reference is hereby made to (i) the Fifth Amended and Restated Limited Liability Company Operating Agreement of AST & Science, LLC, dated as of April 6, 2021 (as amended from time to time, the “LLC Agreement”), by and among AST SpaceMobile, Inc. (the “Corporation”), AST & Science, LLC (the “Company”) and the holders from time to time of the Company’s Units listed on the signature pages to the LLC Agreement as “Members” (collectively, the “Members” and individually, a “Member”) and (ii) the Issuer Agreement dated as of June 22, 2026 by and among the Corporation, the Company, AA Gables 2, LLC (the “Counterparty”) and Citibank, N.A. (the “Pledgee”) (as may be amended from time to time, the “Issuer Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned Member hereby transfers to the Corporation effective as of the Redemption Date, the number of Common Units in exchange for shares of Class A Common Stock to be issued and delivered as set forth below in accordance with the terms of the LLC Agreement and the Issuer Agreement through the facilities of The Depository Trust Company (without any restrictive legends or stop transfer orders, and without any deduction, setoff or withholding) not later than 5:00 p.m. New York City time on the second Business Day immediately following the date of this Pledgee Redemption Notice.

Legal Name of Member: [●]

Address: [●]

Number of Common Units subject to Redemption Right: [●]

Transfer and Delivery Instructions:

Subject to the Issuer Agreement and the rights and remedies of Pledgee under the Transaction Documents (as defined in the Issuer Agreement), the undersigned hereby represents and warrants that (i) whether in its own name or in the name of the Counterparty, the undersigned is authorized to execute and deliver this Pledgee Redemption Notice and to perform the undersigned’s obligations hereunder; and (ii) the Common Units subject to this Pledgee Redemption Notice are being transferred to the Corporation free and clear of any liens other than as set forth in the Transaction Documents (as defined in the Issuer Agreement).

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation or the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation the Redeemed Units subject to this Pledgee Redemption Notice and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

IN WITNESS WHEREOF, the undersigned, but authority duly given, has caused this Pledgee Redemption Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

[●]

Name:

Title:

Dated:

1 To be signed by Pledgee or Custodian or by or on behalf of the Counterparty.

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